UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2014

DEMANDWARE, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-35450	20-0982939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Wall Street Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code: (888) 553-9216

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation as Executive Officer

On February 10, 2014, Scott J. Dussault determined to resign, effective as of June 6, 2014, as the Executive Vice President and Chief Financial Officer of Demandware, Inc. (the “Corporation”).

(e)	Compensatory Arrangement

On February 10, 2014, the Corporation entered into a Transition and Separation Letter Agreement with Mr. Dussault (the “Agreement”). The Agreement was approved by the Board of Directors of the Corporation and the Compensation Committee of the Board of Directors of the Corporation. Pursuant to the Agreement:

•	Mr. Dussault’s employment with the Corporation will end as of June 6, 2014 (the “Termination Date”).

•	From February 10, 2014 through the Termination Date (the “Transition Period”), Mr. Dussault agrees to continue to perform his employment duties, assist with transitioning the position and duties of Chief Financial Officer and perform any other task consistent with his position reasonably requested by the Corporation. Mr. Dussault’s compensation and benefits will remain the same during the Transition Period, except as the Corporation’s benefit plans may change for other senior executives.

•	Mr. Dussault agrees to cooperate with the Corporation in providing post-employment assistance for up to 32 hours per month with no extra compensation through the first anniversary of the Termination Date (“Assistance and Compliance Period”).

•	Subject to compliance with the Agreement, Mr. Dussault will receive the following severance benefits or other compensation:

•	12 months’ base salary at the salary rate in effect on the date of this Agreement ($290,000), payable in installments in accordance with the Corporation’s standard payroll procedures, beginning in the first payroll whose cutoff date follows the eighth day after the execution and nonrevocation of a release;

•	Pro rata portion of 2014 bonus (calculated at 100% of target 2013 bonus ($174,000)) to be paid when the Corporation pays 2014 bonuses to other participating executives, but in any event, no later than March 15, 2015;

•	COBRA benefits for Mr. Dussault and his covered beneficiaries, if elected, in the amount the Corporation pays for active employees with similar coverage until the earlier of the first anniversary of the Termination Date or the date Mr. Dussault ceases to be eligible for COBRA;

•	Effective upon the Termination Date, any unvested portions of the restricted stock grant dated March 28, 2012 will conditionally vest (with unconditional vesting subject to the release requirement noted above);

•	Effective upon the Termination Date, a grant of restricted stock units with respect to 16,875 shares of the Corporation’s common stock to be paid out in shares to Mr. Dussault on or as soon as practicable following the end of the Assistance and Compliance Period, provided that, Mr. Dussault substantially complies through such period with his post-employment assistance obligations, his Employee Non-Solicitation and Non-Competition Agreement and the Nondisclosure and Developments Agreement dated as of September 19, 2008; and

•	The amendment of all of Mr. Dussault’s outstanding stock options to provide that he may exercise any such options until 180 days after the Termination Date.

•	Each of the Corporation and Mr. Dussault have the right to terminate Mr. Dussault’s employment on an at-will basis during the Transition Period, provided, however, that should Mr. Dussault be terminated for cause or should he end his employment for any reason before the Termination Date, he will not be eligible to receive the severance benefits or other compensation described above.

•	Mr. Dussault’s restricted stock grant dated January 28, 2013, to the extent not vested before the Termination Date, will be forfeited on such date.

•	The Agreement supersedes Mr. Dussault’s offer letter dated September 19, 2008 and his Change in Control Agreement. Mr. Dussault’s Nondisclosure and Developments Agreement dated September 19, 2008 and his Employee Non-Solicitation and Non-Competition Agreement with the Corporation remain in effect, and he affirmed his obligations under such agreements.

•	The severance benefits and other compensation described above are contingent upon Mr. Dussault’s signing a release of claims immediately following the close of business on the Termination Date.

Item 7.01. Regulation FD Disclosure.

The full text of the Corporation’s press release issued in connection with the announcement of Mr. Dussault’s resignation is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 relating to Item 7.01 shall be deemed to be furnished, and not filed:

99.1 Press Release dated February 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEMANDWARE, INC.

Date: February 11, 2014	By:	/s/ Thomas D. Ebling
Thomas D. Ebling President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 11, 2014